Exhibit 99.1

News Release
2000 W. Sam Houston Parkway South
Suite 1700
Houston, TX 77042
713-267-7600 Tel
BRISTOW GROUP INC. ANNOUNCES
NEW CHIEF FINANCIAL OFFICER
HOUSTON, TEXAS (February 15, 2006) — Bristow Group Inc. (NYSE:BRS) announced today the appointment of Perry L. Elders as Executive Vice President and Chief Financial Officer of the Company. Mr. Elders had been acting in the capacity of Senior Financial Advisor to Mr. William E. Chiles, President and CEO, since November 14, 2005.
William E. Chiles, President and CEO, stated, “I am excited to announce the appointment of Perry to our senior management team. Perry’s extensive experience with large, international, oilfield services companies has already been a significant asset to our organization over the last three months he has worked here. As Executive Vice President, Perry will be actively involved in all strategic decisions and instrumental in helping the Company achieve its goals and initiatives.”
Prior to joining Bristow Mr. Elders was a Director with Sirius Solutions L.L.L.P. since June 2005 and provided financial consulting services to public companies, including international oilfield equipment manufacturing and drilling companies. Prior to joining Sirius Solutions, Mr. Elders was the Vice President Finance and Chief Accounting Officer for Vetco International Limited, a global oilfield equipment manufacturer and construction company. Prior to September 2003, Mr. Elders was a partner in the Houston audit practices of Pricewaterhouse Coopers LLP and Arthur Andersen LLP. During his 20 years in public accounting Mr. Elders served a large number of international oilfield services companies with global operations, specializing in public security offerings as well as mergers and acquisitions. Mr. Elders is a Certified Public Accountant and member of the American Institute of Certified Public Accountants. He is a native Houstonian and earned a Bachelor’s Degree in Accounting from New Mexico State University in 1983. He lives in Houston with his wife and two children.
Bristow Group Inc. is a major provider of helicopter services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the U.S. Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the U.S. Gulf of Mexico. The Company’s Common Stock currently trades on the New York Stock Exchange under the symbol BRS.

Forward-Looking Statements Disclosure
Statements contained in this news release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on From 10-K for the year ended March 31, 2005, and the Company’s reports on Form 10-Q for the quarters ended June 30, 2005, September 30, 2005, and December 31, 2005. Bristow Group Inc. disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events or otherwise.
Investor Relations Contact:
Joe Baj
Phone: (713) 267-7605
Fax: (713) 267-7620
joe.baj@bristowgroup.com